Exhibit 99.1

Enova International Appoints Greg Zeeman Chief Operating Officer

CHICAGO (Oct. 19, 2015) – Enova International, a technology and analytics-driven online lender, today announced that Greg Zeeman has joined the company as chief operating officer. In his role, Zeeman will oversee Enova’s products and business operations, leading the company’s efforts to deliver high-quality financial services and exceptional service to its customers.

“As Enova executes our growth plan by expanding into new markets and introducing new products, we are excited to welcome a proven operations leader with deep global expertise and a strong understanding of the financial services and banking industry,” said David Fisher, Enova’s chief executive officer. “Greg possesses the experience we need to help us achieve our ambitions, and he’s also a great fit for our entrepreneurial culture.”

Zeeman is a veteran financial services executive and has held numerous leadership positions at HSBC. Notably, he served as chief operating officer for HSBC USA, where he led a staff of 3,500 and oversaw all aspects of service delivery and operations strategy, including installing a culture of data-driven accountability. He also held a variety of leadership roles for HSBC Singapore, where he guided execution of the team’s three-year strategic plan and directed integration of existing technology and operations platforms to reengineer the customer experience. He started at HSBC in 1999, working in sales and operations for the company’s Household Credit Card Services team.  Most recently, Zeeman was the chief executive officer of Main Street Renewal, a firm specializing in the acquisition and leasing of single-family properties, where he has served as the chief executive officer since 2014.

“I am excited to be joining Enova, a business whose focus on serving consumers and small businesses around the world is a great fit for my experience,” said Greg Zeeman. “I believe Enova is a company with top talent and a strong strategy, and the opportunity to help the company continue to accomplish great things is really compelling.”

Zeeman replaces Arad Levertov, who has been with Enova since 2009 and has contributed to the company’s strong performance and growth. Levertov announced his intention to leave the firm this spring. “Our company has benefitted greatly from Arad’s dedication and leadership as we have worked together to build the company,” said Fisher. “We are excited to witness his next entrepreneurial project and thank him for all he has done to put Enova on such a great trajectory.”

Zeeman received a bachelor’s degree in Economics and Political Science from the University of North Carolina – Chapel Hill, where he was elected to Phi Beta Kappa, and he also holds a master’s degree in Business Administration from Harvard University. He currently serves on the Executive Committee for the Board of the Daniel Murphy Scholarship Fund.

About Enova International

Enova is a leading provider of online financial services to the large and growing number of customers who use alternative financial services because of their limited access to more traditional credit. Enova offers or arranges loans for consumers and/or financing for small businesses in all 50 states and Washington D.C. in the United States and in five foreign countries:

●	in the United States at https://www.cashnetusa.com, https://www.netcredit.com,

https://www.headwaycapital.com, and http://www.businessbacker.com,

●	in the United Kingdom athttps://www.quickquid.co.uk,https://www.poundstopocket.co.uk and, https://www.onstride.co.uk,
●	in Australia at https://www.dollarsdirect.com.au,
●	in Canada at https://www.dollarsdirect.ca,
●	in Brazil at https://www.simplic.com.br, and
●	in China at https://www.youxinyi.cn.

Enova, through its trusted brands, uses its proprietary technology, analytics, and customer service capabilities to quickly evaluate, underwrite, and fund loans or provide financing to customers when and how they want it. Headquartered in Chicago, Enova has more than 1,100 employees serving its online customers across the globe.